EXHIBIT 10.2

                             Crude Oil Agreement

       THIS CRUDE OIL AGREEMENT (this Agreement), dated as of May 25, 1995, is made by Morgan Guaranty Trust Company of New York, a New York banking corporation (Owner), with an office at 60 Wall Street, New York, New York 10260, Attention: Commodity Swaps Trading, Tel: (212) 648-2385, Fax: (212) 648-5168, and Telex: 662647 MGTGLD, and Triton Oil & Gas Corp., a Delaware corporation (Buyer), with an office at 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206, Attention: Director of Petroleum Marketing, Tel:
(214) 691-5200, Fax: (214) 691-0340.

                                   Recitals
       Owner has purchased and may purchase certain Crude Oil (defined below). Owner wishes to sell, and Buyer wishes to buy, the Crude Oil on the terms of this Agreement.

                                  Agreements
      FOR THE REASONS recited above and for the mutual benefits to be obtained under this Agreement, Owner and Buyer agree as follows:

                          Article 1/Definitions
        In this Agreement, the following terms have the following meanings.

1.1 Agreement is defined in the Preamble, and includes all amendments, exhibits, schedules, and attachments to this Agreement.

1.2      Agreed Interest Rate means the overnight London Interbank Bid
Rate.

1.3 Barrel means forty-two (42) U.S. gallons of 231 cubic inches each, adjusted for basic sediment and water, and corrected to sixty degrees Fahrenheit (60F) and one (1) atmosphere of pressure.

1.4 Business Day means any day other than a Saturday, Sunday, and any day on which commercial banking institutions in the City of New York or Dallas, Texas, are authorized or obligated by law or executive order to close.

1.5 Buyer is defined in the Preamble. The term includes Buyers permitted successors and assigns.

1.6 Cargo Vessel means an marine vessel outfitted to transport crude oil.

1.7 Contract A and Contract B are defined in the definition of Upstream Contracts.

1.8 Crude Market Participants is defined in the definition of Delivery Terms.

1.9 Crude Oil (when capitalized) means crude oil that is transported through the Pipeline, purchased by Owner under the Upstream Contracts, and tendered for delivery to Buyer at the Delivery Point; crude oil (when not capitalized) means crude oil or other liquid hydrocarbons that do not satisfy one or more of the characteristics of Crude Oil (the capitalized term).

1.10      Default is defined in Section 5.2.

1.11      Defaulting Party is defined in Section 5.2.

1.12 Delivery Month means, (i) with respect to any delivery of an amount of Crude Oil for loading into a Cargo Vessel, the calendar month in which the bill of lading is dated, and (ii) with respect to any other continuous delivery of an amount of Crude Oil, the calendar month in which such delivery occurs.

1.13      Delivery Point is defined in Section 3.1.

1.14 Delivery Terms means the general terms and conditions governing the physical delivery and receipt of crude oil at a Delivery Point generally observed by the operator of the facilities at the Delivery Point (including any Port), the shippers transporting crude oil on the Pipeline to which the Delivery Point is connected, and those Third Parties receiving such crude oil (such operator, shippers, and Third Parties being referred to collectively as Crude Market Participants) (including those terms relating to measurement and sampling of crude oil and, if applicable, the nomination, presentation date range, berthing, and loading of Cargo Vessels), as in effect from time to time and not inconsistent with the terms of this Agreement.

1.15 Dollar means and $ refers to a dollar of the United States of America. All references to prices and payments in this Agreement are denominated, and shall be paid, in Dollars.

1.16      Estimated Payment Amount is defined in Section 2.2.

1.17 Estimated Payment Date means, with respect to a delivery of an amount of Crude Oil, the Business Day immediately following the Estimated Pricing Date for such amount.

1.18 Estimated Pricing Date means, (i) with respect to any delivery of an amount of Crude Oil for loading into a Cargo Vessel, the date which is the later of (x) the twentieth (20th) day of the calendar month immediately preceding the Delivery Month or, if such day is not a Trading Day, the immediately preceding Trading Day, or (y) eleven (11) Business Days before the first date of the lay date range or presentation date range communicated on a preliminary basis by the operator of the Port during which that cargo is to be loaded pursuant to the applicable Delivery Terms; and (ii) with respect to any other continuous delivery of an amount of Crude Oil, the twentieth (20th) day of the calendar month immediately preceding the Delivery Month.

1.19 Fallback Price means the arithmetic average of the high and low prices for West Texas Intermediate (WTI) crude oil delivered at Cushing, Oklahoma, published under the heading Spot Crude Price Assessments: U.S.: WTI for the relevant month in the issue of Platt's Oilgram Price Report that reports prices effective on the applicable Trading Date, stated in Dollars per barrel. Relevant month refers to the month mentioned in parentheses for the price quotations and means the same calendar month covered by the first nearby or second nearby NYMEX light sweet crude oil futures contract for which it is being substituted under this Agreement.

1.20      Final Payment Amount is defined in Section 2.4.

1.21      Force Majeure is defined in Section 7.2.

1.22      Non-Defaulting Party is defined in Section 5.2.

1.23 Notice (whether or not capitalized) means a notice, communication, request, invoice, demand, or order required or permitted by this Agreement.

1.24      NYMEX means the New York Mercantile Exchange or its successor.

1.25 NYMEX Settlement Price means the official settlement price in Dollars per Barrel reported on a Trading Day for the NYMEX light sweet crude oil futures contract.

1.26 Owner is defined in the Preamble. The term includes Owners permitted successors and assigns.

1.27     Payment Default is defined in Section 5.2(d).

1.28     Party means Owner or Buyer.

1.29 Person (whether or not capitalized) means an individual, cor-poration, company, partnership, joint venture, trust, estate, unincorporated association, government or any commission, board, court, agency, instrumentality or political subdivision thereof, or any other entity or any trustee, receiver, custodian, or similar official.

1.30 Pipeline means the crude oil pipelines delivering Crude Oil to the Delivery Points, including the pipeline from the Cusiana and Cupiagua Fields to the port of Covenas, owned and/or operated by Oleoducto Central S.A. and Oleoducto de Colombia S. A.

1.31 Port means the ports where Crude Oil is delivered into Cargo Vessels, including the port of Covenas, Republic of Colombia.

1.32 Preamble means the first grammatical paragraph of this Agreement.

1.33      Rebate Amount is defined in Section 2.3.

1.34      Resale Date is definted in Section 2.6.

1.35      Resale Purchaser is defined in Section 2.8.

1.36 Rollover Date means, for each Delivery Month, the last day during such Delivery Month on which the NYMEX light sweet crude oil futures contracts for delivery in the calendar month immediately following such Delivery Month are traded on the NYMEX.

1.37 Third Party (whether or not capitalized) means a Person other than a Party.

1.38 Trading Day means a day in a calendar month on which either a NYMEX Settlement Price or Fallback Price has been reported or on which either a NYMEX Settlement Price or Fallback Price will be reported in the ordinary course.

1.39      Upstream Contracts means the Crude Oil Purchase and Sale
Agreement between Owner and Oil Co., Ltd. dated as of May 25, 1995 (Contract
A), and the Additional Crude Oil Purchase and Sale Agreement between Owner and Triton Colombia, Inc., dated as of May 25, 1995 (Contract B), each as amended and in effect from time to time.


                 Article 2/Agreement to Purchase and Sell

2.1 The Agreement. Subject to and upon the terms of this Agreement, Owner shall sell and deliver, and Buyer shall purchase and receive, on an F.O.B. basis at a Delivery Point, all Crude Oil tendered by Owner to Buyer at such Delivery Point. Notwithstanding any contrary provision of this Agreement, Owner shall not be required to tender any delivery of Crude Oil to Buyer if a Default exists with respect to Buyer. Owner shall be obligated to tender all Crude Oil acquired by Owner under the Upstream Contracts,but only to the extent that such Crude Oil is actually received by Owner under such contracts. Acting in good faith, Owner shall, from time to time, notify Buyer of the expected Delivery Month in which Owner expects to tender an amount of Crude Oil to Buyer, and any change in such schedule. Buyer acknowledges that no such notice may be given by Owner prior to Owner's receipt of the related notice of a Delivery Month under the Upstream Contracts.

2.2 Buyers Estimate. Buyer shall estimate the total payment due for each discrete delivery of Crude Oil that is to be sold and purchased under this Agreement (an Estimated Payment Amount) as of the Estimated Pricing Date (as determined by Buyer in good faith consistent with the Delivery Terms), defined as the product obtained by multiplying:

      (a) the quantity of Crude Oil to be delivered, as estimated by Buyer in good faith consistent with the Delivery Terms; times

      (b)     an estimated purchase price, determined as follows:
                (1) if the Estimated Pricing Date is in the calendar month prior to the Delivery Month, the estimated purchase price (EPP), expressed in Dollars per Barrel, shall be determined by reference to the following formula:
                         EPP = [((2 x FP1) + SP1) /  3] -$2.40

                    where:

          FP1     is the NYMEX Settlement Price reported on the Estimated

 Pricing Date for the first nearby light sweet crude oil futures contract; and

          SP1     is the NYMEX Settlement Price reported on the Estimated
 Pricing Date for the second nearby light sweet crude oil futures contract.

                (2) if the Estimated Pricing Date is in the Delivery Month and on or before the Rollover Date, the estimated purchase price shall be determined by reference to the following formula:

                         EPP = [(AP2 + FP2 + SP2) /  TD2] - $2.40

     where:

          AP2"     is the sum of NYMEX Settlement Prices reported each Trading
 Day for the first nearby sweet light crude oil futures contract from and including the first day of the Delivery Month to and excluding the Estimated Pricing Date;

                 FP2"     is the product obtained by multiplying (x) the NYMEX
 Settlement Price for the first nearby light sweet crude oil futures contract reported on the Estimated Pricing Date, times (y) the number of Trading Days from and including the Estimated Pricing Date to and including the Rollover Date;

                 SP2"     is the product obtained by multiplying (x) the NYMEX
 Settlement Price for the second nearby light sweet crude oil futures contract reported on the Estimated Pricing Date, times (y) the number of Trading Days from and excluding the Rollover Date to and including the last day of the Delivery Month; and

                         TD2"     is the number of Trading Days in the
Delivery Month.

                (3) if the Estimated Pricing Date is in the Delivery Month and after the Rollover Date, the estimated purchase price shall be determined by reference to the following formula:

                         EPP = [(AP3  + SP3) / TD3] - $2.40

     where:

            AP3"     is the sum of NYMEX Settlement Price for the first nearby
 light sweet crude oil futures contract reported each Trading Day from and including the first day of the Delivery Month to and excluding the Estimated Pricing Date for first nearby contracts;

                 SP3"     is the product obtained by multiplying (x) the NYMEX
 Settlement Price reported on the Estimated Pricing Date for first nearby light sweet crude oil futures contract, times (y) the number of Trading Days from and including the Estimated Pricing Date to and including the last day of the Delivery Month; and

                         TD3"     is the number of Trading Days in the
Delivery Month.

The Fallback Price shall be substituted for the NYMEX Settlement Price in the applicable formulae of (b) (1), (2), or (3) above if the NYMEX Settlement Price is not reported on a Trading Day in the Delivery Month.

     2.3 Rebate. Owner shall owe to Buyer a rebate on the amount of Crude Oil delivered by Owner to Buyer equal to the product obtained by multiplying $0.10 per Barrel times the number of Barrels of Crude Oil delivered (the Rebate Amount). Such rebate amount shall be paid or credited as provided in
Section 2.5(b).

     2.4 Final Calculation. Buyer shall calculate the actual total payment due for each partial cargo of Crude Oil loaded in a Delivery Month (the Final Payment Amount), based on:

        (a) the actual quantity of Crude Oil tendered by Owner to Buyer at the Delivery Point; and

       (b) a final purchase price equal to the arithmetic average (rounded to the nearest tenth of a cent) of (i) the NYMEX Settlement Price reported each Trading Day in the Delivery Month for the first nearby light sweet crude oil futures contract, or (ii) if the NYMEX Settlement Price is not reported for ten consecutive Business Days in such Delivery Month, the NYMEX Settlement Price for the first nearby light sweet crude oil futures contract for those Trading Days when such price is reported, and the Fallback Price for those Trading Days when the NYMEX Settlement Price is not reported, minus (iii) $2.40.

     2.5     Time and Place of Payment.

          (a)      On or before the Estimated Payment Date, Buyer shall either
(1) pay the Estimated Payment Amount by a wire transfer in immediately available funds to the account designated by Owner or (2) deliver to Owner a documentary letter of credit in the amount equal to the Estimated Payment Amount, issued in favor of Owner by a bank acceptable to Owner, and containing draw and other provisions substantially as indicated on Schedule 2.5(a) attached hereto. Owner shall immediately notify Buyer if any such letter of credit tendered by Buyer is not acceptable and the reasons for such non-acceptance. Any letter of credit tendered by Buyer and not rejected by Owner within twenty-four (24) hours after delivery shall be deemed to have been accepted (an Accepted L.C.).

          (b) On or before the third (3rd) Business day after the Delivery Month, Owner shall determine and notify Buyer of (a) the sum of the Estimated Payment Amount (paid by Buyer in accordance with Section 2.5(a)) and the Rebate Amount (together) minus (b) the Final Payment Amount. If such sum is a positive number, Owner shall pay such amount by wire transfer in immediately available fund on the fifth (5th) Business Day of the calendar month immediately following the applicable Delivery Month to the account designated by Buyer. If such sum is a negative number, Buyer shall pay the absolute value of such amount by wire transfer in immediately available funds on the fifth
(5th) Business Day of the calendar month immediately following the applicable Delivery Month to the account designated by Owner.

     2.6     Interest.

           (a) This Section 2.6(a) applies to deliveries by Owner of Crude Oil acquired by Owner under Contract A. Interest shall accrue at the Agreed Interest Rate on each Estimated Payment Amount paid by Buyer for such Crude Oil under Section 2.5(a) (it being understood that no interest shall accrue on an Accepted L.C.) for the number of days from and including the date Owner receives the Estimated Payment Amount to, but excluding, the date Owner pays the Third-Party seller of the relevant Crude Oil. Such interest shall be paid by Owner by wire transfer to the account designated by Buyer in immediately available funds on the same date that Owner pays the Third-Party seller. In addition, interest shall accrue at the Agreed Interest Rate on all amounts owed by Owner to Buyer under Section 2.5(b) for the number of days from, and including, the date Owner pays the Third-Party seller (as described above) to, but exluding, the fifth (5th) Business Day of the calendar month immediately following the applicable Delivery Month. In no event, however, shall Owner owe Buyer interest under the preceding sentence that duplicates interest under the second sentence of this Section 2.6(a).

      (b) This Section 2.6(b) applies to deliveries by Owner of Crude Oil acquired by Owner under Contract A. Interest shall accrue at the Agreed Interest Rate on each Estimated Payment Amount paid by Buyer under Section 2.5(a) (it being understood that no interest shall accrue on an Accepted L.C.) for the number of days (i) from, and including, the date Owner receives such Estimated Payment (ii) to, but excluding, the earlier of (A) the date Buyer receives payment from the relevant Resale Purchaser (as defined in Section 2.8) or (B) the date twenty (20) days after the BL Date or other delivery date for the relevant Crude Oil (in either case, the Resale Date). Buyer shall notify Owner of the Resale Date as promptly as reasonably practicable. Such interest amount shall be paid by Owner by wire transfer to the account designated by Buyer in immediately available funds on the second (2nd) Business Day after the Resale Date. In addition, interest shall accrue at the Agreed Interest Rate on all amounts owed by Owner to Buyer under Section 2.5(b) for the number of days from, and including, the Resale Date to, but excluding, the fifth (5th) Business Day of the calendar month immediately following the applicable Delivery Month. In no event, however, shall Owner owe Buyer interest under the preceding sentence that duplicates interest due under the second sentence of this Section 2.6(b).

      2.7 Quarterly Reports. Within sixty (60) days after the end of each calendar quarter during the term of this Agreement, Buyer shall prepare and deliver to Owner a reasonably detailed statement identifying all Crude Oil sold by Buyer during that calendar quarter and, for each such sale, disclosing the quantity of Crude Oil, the purchase price, the ultimate point at which Buyer sold the Crude Oil, and the total consideration received by Buyer from the sale of the Crude Oil.

        2.8 Nonperformance. If Owner tenders Crude Oil for delivery under this Agreement and Buyer fails to pay the Estimated Purchase Amount or deliver an Accepted L.C. on the Estimated Payment Date, as required by Section 2.2, Owner may (but is not obligated to) notify any Third Party to whom Buyer has agreed to resell such Crude Oil (a "Resale Purchaser") that such Crude Oil remains the property of Owner and that such sale shall be consummated as agreed for the sole account and benefit of OwnerBuyer shall provide Owner with such information about the Resale Purchaser as Owner may reasonably request. Buyer hereby grants Owner an irrevocable power of attorney to issue instructions to the operator of the terminal at the Delivery Point, the Cargo Vessel, and the Resale Purchaser in Buyers name for the purpose of causing the Crude Oil to be handled at the Delivery Point and delivered into the Cargo Vessel pursuant to Buyer's agreement with the Resale Purchaser.

                           Article 3/Procedures

3.1      Delivery Point.  The Delivery Point for each delivery of
Crude Oil under this Agreement shall be the point at which Owner acquires title to such Crude Oil under the relevant Upstream Contract.

3.2 Deliveries. A delivery of Crude Oil under this Agreement by Owner to Buyer shall be deemed to have occurred when the Crude Oil passes the Delivery Point.

3.3 Title and Custody. Title to, and all risk of loss, damage, contamination, deterioration, and evaporation of or by the Crude Oil delivered hereunder shall pass to the Buyer at the Delivery Point.

3.4 Warranties. Owner represents and warrants to Buyer, effective on delivery of each barrel of Crude Oil, that:

         (a) Owner has not taken any action, or failed to take any action, that would alter the warranties received by Owner under the Upstream Contracts, or that would create or suffer to be created by, through, or under Owner any lien, claim, or encumbrance or any kind or character burdening the Crude Oil delivered hereunder; and

      (b) Owner has full corporate authority to sell and deliver the Crude Oil to Buyer.

3.5 Indemnity. Owner shall indemnify, defend, protect, and hold Buyer harmless from and against all actions, claims, costs (including reasonable attorneys fees), liabilities, losses, and obligations arising from or related to a breach of the foregoing representations and warranties.


                      Article 4/Deliveries

4.1      Delivery Terms.  The Parties agree that the Delivery
Terms in effect from time to time at a Delivery Point shall apply, to the extent not inconsistent with the terms in the main body of this Agreement, to the deliveries and sales of Crude Oil made hereunder. Attached to this Agreement as Schedule 4.1 is a recitation of what the Parties agree are the Delivery Terms that, at the time of the execution and delivery of this Agreement, are generally observed by Crude Market Participants at each relevant Delivery Point and a list of which provisions of such Delivery Terms shall apply to deliveries and purchases of Crude Oil under this Agreement (until such provisions cease to be generally observed by Crude Market Participants at the relevant Delivery Points. Buyer shall provide to Owner copies of any additional or different Delivery Terms for the same or other Delivery Points as soon as practicable after such terms are effective and applicable hereunder after the date hereof.

4.2 Delivery Documents. For each delivery of Crude Oil made hereunder, Owner shall, after receipt of any related Estimated Payment Amount, provide Buyer with originals of each of the following documents relating to the Crude Oil that is delivered: (i) the duly endorsed clean Bills of Lading (or, for Delivery Points where Bills of Lading are not customarily used or are not immediately available, a letter of indemnity in a form generally accepted by Crude Oil Participants at the relevant Delivery Point), (ii) invoices,
(iii) inspection reports, (iv) Certificates of Origin, (v) Certificates of quality and quantity, and (vi) such other documents as are necessary or customary in similar transactions.


                        Article 5/Term and Default

5.1 The Term. Unless sooner terminated in accordance with its terms, the term of this Agreement commences with the execution and delivery of this Agreement by the Parties and terminates on any date on which no Upstream Contract is any longer in full force and effect. The termination of this Agreement will not relieve either Party of any outstanding obligation under this Agreement, and the provisions of this Agreement necessary to enforce either Party's rights with respect to any such outstanding obligation by the other Party shall be deemed to survive such termination.

5.2 Termination by Either Party. Upon the occurrence of any of the following events (each a Default), the Party not affected by such Default (the Non-Defaulting Party) may, upon notice to the other Party (the Defaulting Party) terminate all future payment and delivery obligations of the Parties under this Agreement:

      (a) the Defaulting Party commences a voluntary case or other proceeding seeking, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, suspension of payments, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

     (b) an involuntary case or other proceeding is commenced against the Defaulting Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) days after it is filed; or an order for relief shall be entered against such other Party under any bankruptcy or insolvency laws as now or hereafter in effect;

     (c) the Defaulting Party becomes generally unable to pay its creditors;

     (d) the Defaulting Party defaults in the payment when due of any amount due under this Agreement and fails to remedy the Default within one (1) Business Day (a Payment Default);

     (e) any warranty or representation given by the Defaulting Party proves to be incorrect in any material respect as of the date when made or deemed to have been made and adversely affects the Non-Defaulting Party; or

     (f) the Defaulting Party defaults in the due observance or performance of any covenant or agreement made by that Party in this Agreement, other than a Payment Default, and fails to remedy the Default within thirty
(30) days after notice of the Default.

5.3 Damages and Expenses. After the occurrence of a Default, the Defaulting Party shall be responsible for all direct damages, costs and expenses incurred by the Non-Defaulting Party as result of such Default (including, without limitation, reasonable attorneys fees and disbursements, and, for a delivery default by Owner, damages measured by the difference between the value of the undelivered Crude Oil at the Delivery Point and the Final Payment Amount that would have been due for that Crude Oil) but in no event shall the Defaulting Party be liable for any indirect, consequential incidental, special, or punitive damages, including loss-of-profits or the cost of replacement or substitute contracts. The termination of this Agreement pursuant to this Article 5 shall not relieve the Defaulting Party of any obligations or liabilities accrued prior to such termination.

5.4 Default Interest. If any amounts due under this Agreement are not paid when due (including amounts due at termination), such overdue amounts shall bear interest for each day until paid in full at two percent (2%) over the Agreed Interest Rate, as determined by the Party receiving payment. Such interest shall be calculated on the basis of the actual number of days elapsed over a year of 360 days. The obligation to pay interest under this Section shall survive termination of this Agreement.

5.5 Additional Termination Event. If, as a result of a Default where Buyer is the Defaulting Party, Owner does not tender Crude Oil to Buyer for a period greater than sixty (60) consecutive days, Buyer may terminate this Agreement and all future payment and delivery obligations of the Parties under this Agreement.


                       Article 6/Representations and Warranties

6.1 Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

     (a) The execution, delivery, and performance by the warranting Party of this Agreement and the consummation of the transactions contemplated by this Agreement are within the warranting Party's corporate power and authority and have been duly authorized by all necessary corporate action.

     (b) No authorization, consent, or approval of, or other action by, or notice to, or filing with, any governmental authority, regulatory body, or any other Person is required for the due authorization, execution, delivery, or performance by the warranting Party of this Agreement, to the consummation of the transactions contemplated by this Agreement, except those approvals that have been obtained and notices and filings that have been made, and except for approvals the failure of which to obtain could not reasonably be expected to have a material adverse effect on the warranting Party's ability to perform under this Agreement.

     (c) This Agreement has been duly executed and delivered by the warranting Party to the other Party and is the legal, valid, and binding obligation of the warranting Party, except that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, and other similar laws affecting the rights of creditors generally.

6.2      Disclaimers.  Except as set out in Section 3.4 (for
Owner) and Section 6.1 (for both Parties), EACH PARTY MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY EXPRESSLY DISCLAIMS ANY SUCH WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.


                         Article 7/Force Majeure

7.1 Excuse for Nonperformance. Subject to the other provisions of this Article, the obligations of a Party under this Agreement, except the obligation to pay money to the other Party, may be excused for a reasonable period for Force Majeure, to the extent that nonperformance is caused by Force Majeure, and the affected Party shall be relieve of liability for failing to perform during that period.

7.2 Definition. Force Majeure means a fact, event, or circumstance beyond the reasonable control of the affected Party that directly or indirectly hinders or prevents performance or observance by that Party of any obligation or condition under this Agreement, including the following:

(a)      Acts of God;

(b)     fire, explosion, and collision;

(c)     accidents and breakdowns;

(d) earthquake, flood, hurricane, tornado, washout, landslide, or adverse weather conditions;

     (e) war, insurrection, economic embargo, civil or public disturbances, riot, sabotage, or armed conflict;

     (f) partial or complete failure or refusal of Pipeline, Port, or Cargo Vessel to receive, load, transport, store, deliver, or unload Crude
 Oil;

        (g) an act of nationalization by the Government; the imposition of confiscatory taxes, royalties, fees, duties, or other payments; the Government mobilization of men or material; restrictions or restraints imposed by Government; or any other act or omission of the Government that materially hinders, prevents, or renders uneconomic the production, transportation, storage, transfer, sale, or resale of the Crude Oil; or

       (h) a strike, lockout, slowdown, differences with workers, or other labor disturbance that stops or interferes with operations.
For the avoidance of doubt, Force Majeure may be invoked by a Party, even if the Force Majeure directly affects a Third Party (e.g., the operator of the fields where the Crude Oil is produced or the operator of the Pipeline), but only indirectly affects the invoking Party (e.g., by causing the operator of the fields to cease Crude Oil production or the operator of the Pipeline to cease transportation of the Crude Oil, thereby preventing Owner from delivering and Buyer from receiving the Crude Oil).

7.3 Notice and Cure. A Party affected by Force Majeure shall, as a condition to invoking Force Majeure as an excuse for nonperformance under this Agreement, (a) promptly give notice of the occurrence of the Force Majeure to the other Party, with reasonably detailed information about the event of Force Majeure and the effect it has had, and is anticipated to have, on the performance of the invoking Party, and (b) diligently attempt to cure the Force Majeure and its consequences and resume performance. No Party is obligated to settle a strike or other labor disturbance, however, except on terms that are agreeable to that Party. The term of this Agreement will not be extended on account of Force Majeure.


                             Article 8/Notice

8.1      Requirements.   Except as otherwise permitted by this
Agreement, each Notice, to be effective, must (a) be in writing, (b) be properly addressed to the intended recipient, and (c) have all postage and other charges paid by the Party giving Notice. In addition, all required copies, if any, must be dispatched at the same time and by the same method.

8.2      Methods of Giving Notice.   Notice may be given by any
reasonable means, including United States mail, telephone (promptly confirmed in writing), courier service, hand delivery, telex, and telecopier.

8.3      Effective Date.   A Notice shall be effective when
physically received by the addressee.

8.4 Addresses. The addresses, telephone numbers, telecopier numbers, and telex numbers of the Parties for purposes of Notice are stated in the Preamble. On ten (10) days Notice, a Party may change its address, telephone number, telecopier number, or telex number to another place in the continental United States, designate a reasonable number of additional Persons to receive copies of Notices, or designate a reasonable number of different addresses, telephone numbers, telecopier numbers, and telex numbers for different kinds of Notices.


                        Article 9/Other Provisions

9.1      CHOICE OF LAW; JURISDICTION.  THIS AGREEMENT SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF. EACH OF THE PARTIES HERETO SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.2      Assignment.  This Agreement may not be assigned by either
Party without the prior written consent of the other Party, not to be unreasonably withheld, except that Buyer may assign this Agreement to a direct or indirect wholly owned subidiary of Triton Energy Corporation without such consent; provided, however, if such assignee is an entity incorporated or organized under the laws of a jurisdiction outside the United States, Buyer shall, before making the assignment, provide Owner with an opinion from counsel satisfactory to Owner with respect to this Agreement and its continued enforceability under the laws of such jurisdiction after the assignment, and the assignee shall appoint for the benefit of Owner an agent for service of process in the State of New York. Any other purported assignment without such consent is void. Subject to this limitation, the Agreement binds and inures to the benefit of the Parties and their respective successors and assigns.

9.3 No Partnership. This Agreement does not create a partnership, association for profit, or other legal Person or a legal relationship that makes one Party responsible for the acts or omissions of the other Party.

9.4 Integrated Agreement. This Agreement is the final, complete, and exclusive expression of the agreements of the Parties with respect to the matters covered by this Agreement.

9.5 Amendment. This Agreement may not be amended, supplemented, extended, or otherwise changed, except by a writing that refers to this Agreement and is executed by the Parties.

9.6 Third-Party Beneficiaries. No Third Party is a beneficiary of this Agreement. Nothing in this Agreement confers any right, privilege, or remedy on any Person, other than the Parties and their heirs, successors, assigns, and legal representatives.

9.7 Cumulative Rights. Except as otherwise provided in this Agreement, the rights of a Party under this Agreement are cumulative of all other rights, privileges, and remedies available to that Party at law, in equity, or otherwise.

9.8 Waivers. No Party shall be deemed to have waived any right under this Agreement, unless that waiver is in writing, refers to this Agreement, and is executed by that Party. If a Party fails to insist on the strict performance or observance by another Party of a provision of this Agreement, that failure shall not be construed as a waiver by that Party of any right under this Agreement. If a Party waives a right under this Agreement, that Party is not bound in the future to waive any other right, whether similar or dissimilar to the right that was waived or relinquished.

9.9      Construction.   In construing this Agreement, the
following rules shall be followed:

     (a) Except for the boldfaced defined terms in Article 1, no consideration shall be given to the captions of the Articles, Sections, Subsections, or Clauses of this Agreement, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction.

      (b) No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

     (c) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

       (d) The word include and its syntactical variants mean include, but are not limited to, and corresponding syntactical variants.

     (e) A defined term has its defined meaning throughout this Agreement, regardless of whether the term appears before or after the place in this Agreement where the term is defined.

     (f) The plural shall be deemed to include the singular, and vice versa.

     (g)     Each gender shall be deemed to include the other genders.

     (h) Each exhibit, attachment, and schedule to this Agreement is a part of this Agreement. If there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, however, the provisions of the main body of this Agreement shall prevail.

     (i) If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the other provisions of this Agreement shall never the less remain in effect and be enforced, to the extent possible.

9.10 Further Assurances. Each Party shall, on reasonable request by another Party, (a) execute, acknowledge, and deliver such instruments, agreements, and other documents and (b) do such other acts, as are reasonably necessary or desirable to effect or to evidence the transactions contemplated by this Agreement.

9.11 Counterpart Execution. This Agreement may be executed in any number of counterparts. Each executed counterpart is an original, but all executed counterparts are one agreement.


     EXECUTED as of the date and year first above written.


OWNER                                           BUYER
MORGAN GUARANTY TRUST                           TRITON OIL & GAS CORP.
     COMPANY OF NEW YORK


By   /s/                                         By /s/
Name  John J. Coulter                            Name  Robert B. Holland III
Title Vice President                             Title Vice President and
                                                    Secretary